SALE AND PURCHASE AGREEMENT
                          ---------------------------

                  THIS AGREEMENT, made this ___ day of ________, 199__ by and between DUAL STAR TECHNOLOGIES CORP. (hereinafter called "Purchaser"), and WILLIAM CALOMIRIS ("Seller").

                             W I T N E S S E T H :
                             -------------------

                  WHEREAS, Seller is the owner in fee simple of certain parcels of land (the "Land") situated in the Borough of Queens, County of Queens, City of New York and State of York, described on Exhibit "A" attached hereto and made a part hereof, with a street address of 11-26 47th Avenue, Long Island City, New York, together with the improvements situated on said Land now assigned by Johnson Service Company ("Johnson") and all of the tangible personal property attached or appurtenant thereto (the Land and improvements and said personal property are herein referred to as the "Premises"); and

                  WHEREAS, Purchaser desires to buy and Seller is willing to sell the Premises upon and subject to the terms, conditions and provisions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is hereby agreed as follows:

                  1. Agreement to Sell. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Premises in its "as is" condition, subject to the terms and conditions set forth in this Agreement, together with (a) all transferable licenses, permits and other approvals relating to the Premises, (b) all rights to any awards or proceeds paid or to be paid for damage to the Premises by condemnation, eminent domain, exercise of police power or change of grade or any street, and (c) Seller's





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interest in all service, utility, maintenance and other contracts affecting the Premises, (the property rights listed above and the Premises are hereinafter collectively sometimes referred to as the "Property").

                  2. Purchase Price. The purchase price of the Property to be paid by Purchaser to Sellers is One Million Fifty Thousand Dollars
($1,050,000.00) subject however, to the adjustments specified in Paragraph 14 hereof.

                  3. Terms of Payment of Purchase Price. The purchase price aforesaid shall be paid as follows:

                           (a)      On the signing of this Agreement,
Purchaser shall deliver to Seller payable to the order of Lawrence A. Miller, Esquire ("Escrow Agent") by good check a deposit in the amount of Fifty Thousand Dollars ($50,000.00) (the "Deposit").

                           (b)      At closing, Purchaser agrees to pay to
Seller the sum of One Million Fifty Thousand Dollars ($1,050,000.00) in cash or immediately available federal funds, of which the Deposit is to be a part.

                  4. Effective Date of Agreement. This Agreement shall be effective on the date (the "Effective Date") of this Agreement first above written.

                  5. Time of Essence. Time is hereby made of the essence of this Agreement with respect to the obligations of both Seller and Purchaser.

                  6. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that (i) it has not received any notice of pending or threatened condemnation proceedings or legal proceedings affecting the

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Property; and (ii) to the best of its knowledge, information and belief, no portion of the Property is affected by existing or pending special assessment.

                  7. Purchaser's Default. In the event Purchaser defaults hereunder and fails to make settlement of this Agreement, the Deposit shall be retained by Seller, as liquidated and agreed damages, and not as a penalty, and as payment in full of all claims of Seller against Purchaser, and thereupon all parties shall be relieved of any further obligations or liabilities hereunder.

                  8. Title. (A) Purchaser's obligation to close this Agreement is subject to the condition that at closing of this Agreement the title to the Property is insurable, marketable and good of record and in fact, subject to covenants, conditions, restrictions and encumbrances of record, provided that they do not render the title uninsurable or unmarketable . Purchaser agrees that it will, within five (5) business days following the signing of this Agreement by all parties, order from the Title Company an examination of title of the Property and to cause the Title Company to issue within thirty (30) days from the date hereof an interim title insurance binder with respect thereto. Promptly following Purchaser's receipt of the report of title as issued by the Title Company, Purchaser agrees to deliver to Seller a true and complete copy of said title report and, if Purchaser has any objections to the title, then Purchaser will include a statement specifying the items to which Purchaser objects, and a statement in reasonable detail of its grounds for the objection. Seller covenants and agrees that Seller shall at its expense remove all exceptions to title (other than standard exceptions) which can be


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removed by payment of a liquidated sum of money, including, but not limited to, the liens of any mortgages, deeds of trust, judgments or mechanics' liens. In addition, it shall be an express condition to the closing hereunder that Title Company will insure against the rights of tenants in possession.

                  (B) Seller agrees not to encumber the Property nor to grant any leases, easements, rights-of-way nor otherwise subject the title of the Property to title defects without Purchaser's prior written consent while this Agreement remains in force and effect. If upon examination of title by Title Company, the title is found to be defective and not as set forth in the foregoing provisions of this Paragraph 8, then and in that event the Deposit is to be returned to Purchaser, and this Agreement shall be declared null and void at Purchaser's option unless the defects are of such character that they may be readily remedied by legal or other action. However, Seller is hereby relieved of any liability for damages by reason of defects of title. If upon examination title is found to be defective, then Seller agrees to take such prompt legal action to endeavor to remove the defects; but if such defects cannot be removed within sixty (60) days thereafter, then and in that event Purchaser shall either (i) accept such title as Seller can give without abatement or reduction in the purchase price, and proceed to Closing, or (ii) terminate this Agreement by giving Seller written notice to that effect, and if such termination notice is given this Agreement shall become null and void, and the Seller shall return the Deposit to Purchaser, and all parties shall be relieved of any further liabilities or obligations hereunder to the others or


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any of them, except that in that case, Seller shall be obligated to reimburse
Purchaser for its reasonable costs incurred in the examination of title.

            9. Deed of Conveyance. The Property is to be conveyed to Purchaser by good and sufficient bargain and sale deed in the proper statutory form attached hereto as Exhibit "B" for recording so as to transfer full ownership (fee simple title) to the Premises free of all encumbrances except as herein stated. The form of deed contains a covenant by Seller as required by Section 13 of the Lien Law. Seller agrees to execute and deliver to the Title Company at closing an Affidavit under Section 1445 of the U.S. Internal Revenue Code that he is a not foreign person. Seller agrees to furnish the Title Company the usual affidavits and indemnities to the effect that as of the date of closing there are no outstanding rights by third parties to file mechanics' and/or materialmens' liens against Seller's interest in the Property, and that the Property is free and clear of deed of trust liens.

                  10. "Subject to" Provisions. The Premises are to be transferred subject to:

                            a.      Laws and governmental regulations that
affect the use and maintenance of the Premises provided that they are not violated by the buildings and improvements on the Land and do not limited Purchaser's ability to use the Premises for the intended use of
________________________.

                            b.      Conditions, agreements, restrictions and
easements of record, provided the same does not materially diminish Purchaser's ability to use the Premises for the aforesaid intended use.

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                            c.      Any state of facts an inspection or survey
of the Premises may show if it does not make the title to the Premises unmarketable or uninsurable.

                            d.      Unpaid assessments payable after the date
of transfer of title, provided that the same are applicable to periods after such termination.

                  11. Risk of Loss. (A) Seller assumes the risk of loss or damage to the Property by fire or other casualty until the executed deed of conveyance is delivered to Purchaser (or to the Title Company for the Purchaser) at settlement and closing of this Agreement for purposes of recording. In the event the Property is damaged by fire or other casualty prior to settlement and closing of this Agreement, and if the Property is not repaired by the date herein specified for closing of this Agreement, and if the damage is so extensive that, in the reasonable opinion of Seller it cannot be repaired within one hundred twenty (120) days after the date of the casualty, this Agreement shall terminate at the expiration of ten (10) days after such casualty, and upon such termination, the Deposit, shall be returned to Purchaser, and all parties hereto shall thereupon be relieved of any further obligations or liabilities hereunder; provided, however, that Purchaser may, at Purchaser's option, close this Agreement on the date specified herein for closing, and take title to the Property in its "as is" condition without abatement of the purchase price. If Purchaser elects to take title to the Property in its "as is" condition as aforesaid, then (1) Seller shall at closing pay to Purchaser all insurance proceeds previously


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received on account of such casualty, and (2) assign to Purchaser all of
Seller's interest in any other insurance proceeds which are, or may become payable (other than rental insurance or business interruption insurance covering any period of time prior to closing of this Agreement).

     (B) In the event that the aforesaid casualty is such that in the reasonable opinion of Seller and Purchaser, the Property can be repaired within one hundred twenty (120) days after the date of the casualty, then Purchaser may, at Purchaser's option, (1) close this Agreement without abatement or reduction of purchase price and restore the Property with Seller's insurance proceeds as provided above, (2) require Seller to repair the Property substantially to its condition prior to such casualty at Seller's expense with the insurance proceeds, or (3) cancel this Agreement. If Purchaser does not elect to cancel this Agreement under clause (3) above, Purchaser shall proceed with Closing as required hereunder. In the event Purchaser elects to cancel this Agreement, then the Deposit shall be returned to Purchaser, and the parties shall have no further rights or obligations under this Agreement.

                  12. Notices of Violation. If notices of violation of municipal orders or requirements are issued by any department of the City of New York or other governmental agency, having jurisdiction and legal right to issue such notices ("Violations") after the date of this Agreement, then Seller will comply therewith and deliver the Property free of any such violation notices. PROVIDED, HOWEVER, if the cost of complying with such notices exceeds $15,000.00 in the aggregate between the date hereof and the Closing Date,

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Seller reserves the right at its option to terminate this
Agreement unless Purchaser agrees in writing to close this Agreement and to accept $15,000.00 Seller is obligated to expend to comply with such notices. If Seller shall have elected to terminate this Agreement pursuant to the provisions of the immediately preceding sentence, and if Purchaser is unwilling to close as aforesaid, the deposit shall be returned to Purchaser and all parties shall be relieved of further obligations and liabilities hereunder.

                  13. Closing. Settlement and closing of this Agreement shall be made within one hundred fifty (150) days hereafter, at the office of the Title Company or such earlier date selected by Purchaser of which Seller is given at least ten (10) days advance written notice. Deposit with the Title Company by Seller of Deed of conveyance of the Property to Purchaser in the form attached hereto as Exhibit "B" and payment of the purchase money by Purchaser as required by this Agreement, and the execution and delivery by each party of such other papers as are required by the terms of this Agreement shall be deemed and construed as good and sufficient tender of performance of the terms hereof.

                  14. Adjustments. Taxes, water rent, sewer service, electricity, gas, fuel oil, if any, shall be adjusted as of the Closing Date. Taxes, general and special, are to be adjusted according to the Certificate of Taxes as issued by the Collector of Taxes of the City and State of New York.

                  15. Costs. Examination of title, tax certificate, conveyancing, survey, notary fees, and all recording charges are to be at the cost of



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Purchaser.   Any charges required to record any satisfactions of existing encumbrances shall be paid by Seller.

                  16. Deed and Transfer and Recording Taxes. At Closing, Seller shall deliver a certified check payable to the order of the appropriate State, City or County officer in an amount equal to the amount of any applicable transfer and/or recording tax payable by reason of the delivery or recording of the deed, together with any required tax return. Purchaser agrees to duly complete the tax return and to cause the check(s) and the tax return(s) to be delivered to the appropriate officer promptly after closing.

                  17. Brokerage. Seller and Purchaser each represent to the other that it has not dealt with any broker, finder, or similar agent other than Cushman & Wakefield, Greiner Maltz Co, Inc., The Clifford Real Estate Services, Inc. and George E. Grace (together the "Broker") who might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement or the settlement of this transfer, and each hereby indemnifies and agrees to hold harmless the other of and from any liability, cost or expense incurred by reason of a breach of the foregoing representation and warranty by such other party granting this indemnity. Seller agrees to pay Broker the commission earned pursuant to a separate agreement with Broker.

                  18. Possession. Seller agrees to give Purchaser possession of the Premises at Closing, free of leases, tenants and occupants. If Johnson has not vacated the Premises by the outside date for Closing hereunder, the date for Closing shall be extended until Johnson vacates the Premises but not beyond September 1, 1996. If Johnson does not vacate the Premises by such date, Purchaser shall have the right to terminate this Agreement on that date,

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upon which termination the Deposit shall be returned to Purchaser and the parties shall be relieved of any further liability hereunder.

                  19. Notices. All notices required or desired to be given hereunder shall be in writing, and shall be sent by registered or certified mail, return receipt requested, postage prepaid, and directed to the parties as follows:

                           If to Seller:
                           ------------

                           1112 - 16th Street, N.W.
                           Suite 900
                           Washington, D.C.  20036

                           With a Copy simultaneously to:
                           -----------------------------

                           Lawrence A. Miller, Esquire
                           Grossberg, Yochelson, Fox & Beyda
                           2100 Pennsylvania Avenue, N.W.
                           Suite 770
                           Washington, D.C. 20037




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                           If to Purchaser:
                           ---------------

                           ------------------------------------

                           ------------------------------------

                           ------------------------------------

                           With a Copy simultaneously to:
                           -----------------------------

                           ------------------------------------

                           ------------------------------------

                           ------------------------------------

Any party shall, by like notice, have the right to designate a different address or addresses to which notices are thereafter to be sent to him.

                  20.   Study Period.

                           Purchaser shall have the right, at its option and
expense, for a period of thirty (30) calendar days commencing on March 18, 1996 (the "Study Period") to cause to have performed engineering, environmental and other tests, studies and/or economic and financing investigations concerning the Property. In the event that any tests, studies and/or investigations performed by or for Purchaser disclose to Purchaser, in its sole, exclusive and absolute discretion, that the Property is not suitable for the purposes which Purchaser may desire, then and in any such event, the Purchaser shall have the right, also at its exclusive and absolute discretion, to terminate this Agreement by giving written notice thereof to Seller at any time on or prior to the expiration of the aforesaid Study Period. Upon any such termination hereof by Purchaser, the entire Deposit and interest thereon shall be returned to the Purchaser, and the parties shall be relieved of all further


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obligations hereunder. The Purchaser shall have the right during the term of this Contract to enter upon the Property to make such tests and studies and shall repair and/or restore any damage caused as a result thereof. Purchaser agrees to indemnify and save harmless the Seller from any liability for loss or injury to person or property, including reasonable attorney's fees, it may incur by virtue of the negligent acts of Purchaser, its agents, representatives or assigns in entering the Property for any reason or performing any inspections or tests thereon of any kind whatsoever. If Purchaser does not exercise its option to terminate this Agreement under this Paragraph within the specified thirty (30) day Study Period, Purchaser shall have no right to terminate this Agreement except as otherwise provided in this Agreement. Notwithstanding the foregoing, Purchaser shall have the right to extend its right to terminate this Agreement solely for the purpose of securing financing for approximately $735,000 at market rates payable over a ten (10) year) additional periods of twenty (20) days by giving Seller, within said thirty (30) day Study Period or within said first twenty (20) days extension period, as applicable, written notice of such extension accompanied by evidence of its diligent good faith efforts to secure such financing.

                  21. Designation. Purchaser may designate the party to whom title is to be issued at Closing.

                  22. Condition of Premises. Purchaser has inspected the buildings on the Premises and the personal property included in this sale and is thoroughly acquainted with their condition. Purchaser agrees to purchase

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them "as is" and in their present condition subject to reasonable use, wear, tear and natural deterioration between now and Closing.

                  23. Entire Agreement. The parties to this Agreement mutually agree that it shall be binding upon them, their and each of the respective heirs, executors, administrators, successors, and assigns; that this Agreement contains the final and entire agreement between the parties hereto, and that they shall not be bound by any terms, conditions, statements, warranties or representations, oral or written not herein contained.

                  24. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall be deemed to constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have hereunto set
their hands.

                              SELLER:


                              ___________________________(SEAL)
                              WILLIAM CALOMIRIS


                              PURCHASER:


                              DUAL STAR TECHNOLOGIES CORP.


                              By:_________________________(SEAL)
                                                , President